EXHIBIT 10.16

CONSULTING ARRANGEMENT WITH WILLIAM K. REILLY

     We have a consulting arrangement with Mr. Reilly under which we pay him $300,000 a year in consultancy fees in exchange for his providing services with respect to, and overseeing, our environmental programs. As part of his responsibilities, Mr. Reilly serves on the Grants Committee of the Royal Caribbean Ocean Fund. This arrangement is subject to review and renewal each January.